UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

    Preliminary proxy statement

    Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

    Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Pursuant to §240.14a-12.

FIRSTFLIGHT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person (s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

    No fee required.

    Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

    Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FIRSTFLIGHT, INC.
236 Sing Sing Road
Elmira-Corning Regional Airport
Horseheads, NY 14845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
FirstFlight, Inc.

The Annual Meeting of Stockholders of FirstFlight Inc. (the ‘‘Company’’) will be held in the Valencia Room of the San Carlos Hotel, located at 150 East 50th Street, New York, NY 10022, on Thursday, June 19, 2008, at 10:00 a.m., Eastern Daylight Time (the ‘‘Annual Meeting’’), for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualify.

2.	To approve a possible reverse stock split of the Company’s Common Stock, $.001 par value, in an amount which the Board of Directors deems appropriate, to be not less than one-for-three and not more than one-for-ten, and the timing of its effectiveness to be at such time as the Board determines to file an Amendment to the Company’s Articles of Incorporation effectuating this reverse stock split, but not later than June 15, 2009.

3.	To transact such other business as may come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on Friday, May 16, 2008, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. In order to vote at the Annual Meeting a stockholder of record, or his, her or its proxy, must be physically present at the Annual Meeting. There will be no means of electronic communications by which stockholders and proxies shall be deemed to be present in person and vote.

By Order of the Board of Directors
Robert W. Berend Secretary

May 22, 2008

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE MEETING OR, IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

FIRSTFLIGHT, INC.
236 Sing Sing Road
Elmira-Corning Regional Airport
Horseheads, NY 14845

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 19, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstFlight, Inc. (the ‘‘Company’’) of proxies to be voted at the Company’s Annual Meeting of Stockholders (the ‘‘Meeting’’) to be held on Thursday, June 19, 2008, or at any adjournment thereof. The purposes for which the Meeting is to be held are set forth in the preceding Notice of Annual Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed on or about Tuesday, May 22, 2008, to holders of record of the Company’s Common Stock, $.001 par value (the ‘‘Common Stock’’), as of the close of business on Friday, May 16, 2008 (the ‘‘Record Date’’), which has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting.

VOTING SECURITIES

On the Record Date, 36,582,987 shares of the Common Stock, which is the only class entitled to vote at the Meeting, were issued, outstanding and entitled to vote. Each stockholder of record is entitled to cast, in person or by proxy, one vote for each share of the Common Stock held by such stockholder as of the close of business on the Record Date. A plurality of the votes cast at the Meeting shall be necessary to elect each of the nine directors (i.e., Proposal One). The affirmative vote of the holders of a majority of the shares entitled to vote at the Meeting shall be necessary to authorize a possible reverse stock split in an amount and at a time authorized by the Board of Directors of the Company (i.e., Proposal Two).

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at the Meeting. Abstentions and broker non-votes are treated for the purpose of determining a quorum at the Meeting and are not treated as a vote for or against a proposal.

Proposals will be voted as indicated in this Proxy Statement and the enclosed proxy. Shares presented by properly executed proxies, if received in time, will be voted in accordance with any specifications made therein. A proxy may be revoked by delivering a written notice of revocation to the Company (Attention: Robert W. Berend, Secretary) at its principal executive office or in person at the Meeting, or by a subsequently dated proxy, at any time prior to the voting thereof. The principal executive office of the Company is located at the address in the heading to this Proxy Statement.

Rules 451 and 452 of the New York Stock Exchange, Inc. (the ‘‘NYSE’’) permit a member firm to vote for the directors nominated by the Board if the member firm holds the shares of the Common Stock for a beneficial owner and receives no instructions to the contrary by the tenth day before the Meeting. However, under these Rules the beneficial owner must give specific instructions to the member firm for it to vote the stockholder’s shares on Proposal Two to authorize a possible reverse stock split in an amount and at a time determined by the Board of Directors of the Company. Rules 576 and 577 of the American Stock Exchange LLC (the ‘‘AMEX’’) are substantially similar to the foregoing NYSE Rules so that the beneficial owner’s specific instructions are also required for the AMEX member firms to vote on Proposal Two. Rule 2260 (c)(2) of the Financial Industry Regulatory Authority (‘‘FINRA’’) permits a FINRA member firm to deliver a proxy, with respect to shares of the Common Stock held by the FINRA member firm for a beneficial owner, pursuant to the rules of any national securities exchange (such as the NYSE and the AMEX) to which the FINRA member firm is also responsible provided that the records of the member firm clearly indicate which procedure it is following.

The Company, accordingly, urges each beneficial owner to instruct on a timely basis the member firm which holds of record the stockholder’s shares of the Common Stock to vote in favor of the two proposals submitted to the stockholders for a vote, because such instruction is required for one of the two proposals.

A stockholder shall have no right to receive payment for his, her or its shares as a result of stockholders’ approval of any proposal in the Notice of Annual Meeting.

Each of the persons who has served as a director or as an executive officer of the Company since January 1, 2007 (i.e., the beginning of the last fiscal year of the Company), each of the persons nominated by the Board of Directors of the Company for election as a director at the Meeting, each of which nominees is currently serving as a director, and each associate of the foregoing persons has no substantial interest, direct or indirect, by security holdings or otherwise, in any of the proposals submitted to a vote at the Meeting, other than, if he is a nominee for election as a director, that he has an interest in being elected as a director (i.e., Proposal One).

As of the Record Date, the directors and executive officers of the Company and their family members and associates collectively could vote an aggregate of 13,566,792 shares or 37.1% of the 36,582,987 shares of the Common Stock entitled to vote. All of such persons have indicated to the Company that they intend to vote their shares in favor of the two proposals to be submitted to a vote at the Meeting. Accordingly, because there is no cumulative voting for the election of directors and because a plurality of the votes cast is necessary to elect a director, such votes of management and associates are highly likely to result in the re-election of the Board’s nominees as directors. Such votes would also give a strong impetus to a favorable vote on the other proposal.

PROPOSAL ONE:    ELECTION OF DIRECTORS

Nominees for Election as Directors

Nine directors will be elected at the Meeting. Each director so elected will serve for a one-year term until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. As a result of the Amendment to the Company’s Articles of Incorporation adopted at the last Annual Meeting of Stockholders on December 12, 2006, the maximum number of directors is eleven, with the exact number to be determined by the Board. As indicated in the section ‘‘Nominating Committee’’ under this caption ‘‘Proposal One: Election of Directors’’ later in this Proxy Statement, the Nominating Committee recommended, and the Board approved, that the number of directors remain at nine at least for this Meeting.

Proxies received in response to this solicitation, unless specified otherwise, will be voted, on a non-cumulative basis, in favor of the nine nominees named below, all of whom are currently serving as directors of the Company. If a nominee should not be available for election as contemplated, the management proxy holders will vote for such lesser number of directors as are available to serve or will vote for a substitute designated by the Nominating Committee of the current Board of Directors and then approved by the Board. In no event will proxies be voted for more than nine nominees.

The next following table sets forth certain information, as of the Record Date, concerning the nominees for election as directors of the Company. The information as to age has been furnished to the Company by the individual named. For information as to the shares of the Common Stock beneficially owned by each nominee, your attention is directed to the table under the caption ‘‘Security Ownership of Certain Beneficial Holders and Management’’ subsequently in this Proxy Statement.

Name of Nominee	Age	Year First Elected Director	Position and Offices with the Company
William B. Wachtel	53	2005	Director, Chairman of the Board
Ronald J. Ricciardi	46	2004	Director, Vice Chairman of the Board
John H. Dow	53	2005	Director, President and the Chief Executive Officer
William R. Colaianni	61	2004	Director
Donald Hecht	74	2006	Director
Thomas Iovino	55	2006	Director
Jeffrey B. Mendell	54	2004	Director
Stephen B. Siegel	63	2006	Director
Alvin S. Trenk	78	2004	Director

Each of the foregoing nominees for election as a director at the Meeting was re-elected as a director at the last Annual Meeting of Stockholders held on December 12, 2006.

Family Relationships

There are no family relationships among the nominees for election as directors and the executive officers of the Company.

Business History of Nominees

William B. Wachtel – Director, Chairman of the Board

Mr. Wachtel was first elected as a director of the Company and its Chairman of the Board on March 31, 2005.

Mr. Wachtel has been a managing partner of Wachtel & Masyr, LLP, or its predecessor law firm (Gold & Wachtel, LLP), since its founding in August 1984. Such firm furnishes legal services to the Company. He is a co-founder of the Drum Major Institute, an organization carrying forth the legacy of the late Reverend Martin Luther King, Jr.

Ronald J. Ricciardi – Director, Vice Chairman of the Board

Mr. Ricciardi co-founded a proprietorship named FBO Air on January 17, 2003, which was subsequently incorporated as FBO Air, Inc. on January 2, 2004 in the State of Arizona. This Arizona corporation was merged with and into the Company, a public ‘‘shell’’ then named Shadows Bend Development, Inc. in a reverse merger transaction on August 20, 2004. Simultaneously with the reverse merger transaction, Mr. Ricciardi was elected as the President and a director of the Company and designated as its Chief Executive Officer. On December 12, 2006, he was elected as Vice Chairman of the Board.

Before joining FBO Air, the Arizona proprietorship, Mr. Ricciardi was President and CEO of P&A Capital Partners, Inc., an entertainment finance company established to fund the distribution of independent films. Mr. Ricciardi was also co-founder, Chairman and CEO of eTurn, Inc., a high technology service provider, for which he developed a consolidation strategy, negotiated potential merger/acquisition candidates, prepared private placement materials and executed numerous private, institutional and venture capital presentations. After a management career at Pepsi-Cola Company and the Perrier Group of America, Mr. Ricciardi was President and CEO of Clearidge, Inc., a leading regional consumer products company, where he provided strategic and organizational development, and led a consolidation effort that included 14 transactions, which more than tripled company revenue over four years.

John H. Dow – President and Chief Executive Officer, Director

Mr. Dow was first elected as a director of the Company effective September 23, 2005 when Airborne, Inc. (‘‘Airborne’’) was acquired as a subsidiary of the Company. He was designated as President of the Charter Division of the Company on that date and as President of the FBO Division of the Company on September 25, 2006. He was elected President of the Company on December 12, 2006 and designated as the Chief Executive Officer on the same date.

Mr. Dow formed Airborne d/b/a FirstFlight Management in 1987, shortly after he acquired B & F Brake and Wheel Service. In 1989, he expanded FirstFlight’s services by adding a charter brokerage division to its management, charter and aircraft sales capabilities. In 1992, FirstFlight successfully developed and received worldwide Part 135 Certification from the Federal Aviation Agency. Mr. Dow is a licensed pilot with an Air Transport Type rating in Gulfstream aircraft. He is a member of the National Business Aviation Association Operations Committee as well as the National Air Transport Association and served on the aviation committee for the Elmira/Corning Regional Airport.

William R. Colaianni – Director

Mr. Colaianni was first elected as a director of the Company on September 30, 2004.

Mr. Colaianni is currently a member of Holding Capital Group LLC (‘‘Holding Capital’’), a private investment banking firm that invests in smaller middle market private companies. Holding Capital has been in business for over 25 years and has made investments in over 300 transactions. Mr. Colaianni joined the firm in 1983. Structuring and financing of unique transactions is Holding Capital’s expertise. Mr. Colaianni also sits on the board of directors for seven privately-held companies and is the President of a $35 million veneer and plywood company in Georgia.

Prior to joining Holding Capital, Mr. Colaianni was Chief Operating Officer of Adidas Sports and Leisure, and was President of Pony Footwear. He was also a Vice President for Bankers Trust Company, New York, in charge of asset based lending. Before beginning his professional career, Mr. Colaianni served as a captain in the US Army.

Donald Hecht – Director

Mr. Hecht was first elected as a director of the Company effective September 15, 2006.

Mr. Hecht has, since 1966, been a managing partner of Hecht And Company, P.C., a certified public accounting firm. He has served on the boards of directors of other public companies.

Thomas Iovino – Director

Mr. Iovino was first elected as a director of the Company effective September 15, 2006.

Mr. Iovino has, since 1983, managed his own private contracting firm Judlaw Contracting, Inc. which firm had revenues approximating $257 million in 2007. He serves on the Board of Trustees of Rensselaer Polytechnic Institute, where he received his BS and Masters degrees in Civil Engineering.

Jeffrey B. Mendell – Director

Mr. Mendell was first elected as a director of the Company on September 30, 2004.

Mr. Mendell is, and has been since 1983, the Chairman & CEO of JBM Realty, a private real estate company headquartered in Greenwich, CT. This company is active in the development, financing and sale of residential and commercial properties. His most recent project was the development of Greenwich Shore, a luxury rental apartment project overlooking Long Island Sound in Greenwich, CT.

Earlier in his career, Mr. Mendell was an executive with Citicorp Real Estate, Inc. in New York City and he is a licensed real estate broker in the State of New York.

Stephen B. Siegel – Director

Mr. Siegel was first elected as a director of the Company effective September 15, 2006.

He currently serves as Chairman of Global Brokerage Services of CB Richard Ellis (‘‘CBRE’’), a worldwide premier full service real estate company. He was Chairman and Chief Executive Officer of Insignia/ESG, Inc., a premier commercial real estate company, from 1992 until its merger in July 2003 into CBRE. He serves on many charitable boards of trustees, including serving with his wife Wendy as Co-Chairs of the Council of National Trustees of the National Jewish Medical and Research Center.

Alvin S. Trenk – Director

Mr. Trenk was first elected as a director and the Chairman of the Board of the Company effective with the reverse merger transaction on August 20, 2004 in which the Arizona FBO Air Inc. was merged into the Company. He resigned as the Chairman of the Board on March 31, 2005.

Mr. Trenk has served as Chairman and CEO of Air Pegasus since 1981 and, from 1997 to 2003, as Chairman, President and CEO of Sightseeing Tours of America, Inc. and Liberty Helicopters, Inc., privately held corporations operating public use heliports in New York and providing helicopter air tours and charter and air services. Mr. Trenk has also been Chairman and CEO of TechTron, Inc. since 1980. TechTron is a privately owned holding company with investment emphasis on emerging global market opportunities. From 1976 to 1980, Mr. Trenk was Vice Chairman of Kenton Corporation, a diversified publicly-traded corporation, where he also served as President and CEO of Charles Town Turf Club, the owner and operator of thoroughbred race tracks in West Virginia, and Chairman and CEO of International Health Company, which owned and operated a national chain of artificial kidney centers.

Other Directorships

Stephen P. Siegel is a trustee of Liberty Property Trust, a real estate investment trust traded on the NYSE.

No other nominee for election as a director of the Company serves as a director of a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’), or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Compliance with Section 16(a) of the Exchange Act

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 2007 (‘‘fiscal 2007’’) and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 2007, each director and executive officer of the Company timely reported all of his transactions during that most recent fiscal year as required by Section 16(a) of the Exchange Act except that, due to a delay in finalizing stock option agreements after Compensation Committee grants, William B. Wachtel, a director (also Chairman of the Board) and a 10% stockholder, did not report an option grant to non-employee directors on December 1, 2007 until later in that month on a Form 4 and each of the other such directors (Messrs. Colaianni, Hecht, Iovino, Siegel and Trenk) timely reported his option grant in a Form 5. In addition, because of the same delay, the executive officers (Messrs. Dow and Bleier) each timely reported an option grant to him in September 2007 on Form 5. The Company and its corporate counsel have instituted actions intended to facilitate timely filings on Form 4 in the future, rather than waiting for the Form 5.

Director Independence

In determining who of the nine nominees for election as directors, all of whom are currently serving the Company as directors, are independent, the Board of Directors uses the definitions of The Nasdaq Stock Market, Inc. (‘‘Nasdaq’’) for determining who is an independent director and who is an independent member of a specified board committee.

Using the Nasdaq definition, the Board determined that only William R. Colaianni, Donald Hecht, Thomas Iovino, Jeffrey B. Mendell and Stephen B. Siegel are independent, so that a majority of the Board is independent. In making its determination as to the independence of such five directors, the Board did not consider any transactions, relationships or arrangements of such five directors with the Company or any subsidiary thereof because there were none other than the compensation arrangements for services applicable to them generally. Your attention is directed to the section ‘‘Directors’ Compensation’’ under the caption ‘‘Executive Compensation’’ later in this Proxy Statement.

The reasons why the Board concluded that the other four nominees for election are not independent directors are summarized in the following three paragraphs:

John H. Dow and Ronald J. Ricciardi are employees of the Company and also serve as President and Chief Executive Officer and Vice Chairman of the Board, respectively.

William B. Wachtel, the Chairman of the Board, is a managing partner of Wachtel & Masyr, LLP, which law firm furnishes legal services to the Company and its subsidiaries. For information as to the fees paid to this law firm in the last fiscal year, your attention is directed to the section ‘‘Certain Relationships and Related Transactions’’ under this caption ‘‘Proposal One: Election of Directors’’ later in this Proxy Statement. In addition, on September 23, 2005, the Company issued a note payable to a holder, for which Mr. Wachtel and an entity owned by Alvin S. Trenk, another director, are members of the entity which is the holder. This note payable had a face value of $1,500,000 and, for the initial period of 180 days, bore an annual interest rate of 4.25%. Effective March 22, 2006, the initial maturity date, the Company had elected to extend the maturity to September 23, 2006 with an interest rate of 9.25% per annum applicable to the extended period. The Company used the proceeds from the loan as part of the purchase price to acquire Airborne, the charter management subsidiary, on September 23, 2005. Airborne granted the holder a security interest in its accounts receivable, all of its deposit accounts, all monies then and thereafter in the possession or under the control of Airborne or the Company and all products and proceeds of the foregoing personal property. The Company also granted the entity a warrant expiring September 22, 2010 to purchase 1,200,000 shares at $.60 per share. This note has been prepaid and the security interest terminated. Mr. Wachtel may exercise the foregoing warrant as to 800,000 shares of the Common Stock.

Alvin S. Trenk was not deemed an independent director under the Nasdaq definition because less than three years have elapsed since his son, a co-founder of the Arizona FBO Air, resigned as a director and an executive officer of the Company. In addition, the Board noted Mr. Trenk’s participation in the loan transaction described in the preceding paragraph. Mr. Trenk’s entity may exercise the warrant received in this loan transaction as to 400,000 shares of the Common Stock.

Committees of the Board of Directors

There are three standing Committees of the Board of Directors: the Audit Committee comprised of William R. Colaianni, Chairman, Donald Hecht and Thomas Iovino; the Compensation Committee comprised of Jeffrey B. Mendell, Chairman, Stephen B. Siegel and Alvin S. Trenk; and the Nominating Committee comprised of Stephen B. Siegel, Chairman, Thomas Iovino and Jeffrey B. Mendell. Of the foregoing Committee Members, as indicated in the preceding section ‘‘Director Independence,’’ only Mr. Trenk would not qualify as independent under the Nasdaq definition. Accordingly, all current members of the Audit Committee and Nominating Committee are independent and a majority of the members of the Compensation Committee are independent under the Nasdaq definition.

Board and Committee Meetings

During fiscal 2007 the Board held three meetings, which were attended by all of the directors except Stephen B. Siegel who, because of business commitments, did not attend any.

During fiscal 2007, the Audit Committee held no formal meetings. However, as permitted by the Audit Committee Charter, the Chairman of the Audit Committee (William R. Colaianni) met with the Company’s independent registered public accounting firm (Marcum & Kliegman LLP) and executive officers of the Company to review (1) the audited financial statements for the fiscal year ended December 31, 2006 (‘‘fiscal 2006’’) and (2) the unaudited quarterly financial statements for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. He was joined by Donald Hecht, a member of the Audit Committee, for the quarterly reviews. For information as to certain of the topics covered at these review sessions, your attention is directed to the section ‘‘Audit Committee’’ under this caption ‘‘Proposal One: Election of Directors’’ later in this Proxy Statement. Following these review sessions, the Chairman reported to the other member or members in attendance (Mr. Hecht for the annual review session and Thomas Iovino for all four review sessions) and the three members of the Audit Committee then unanimously recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-KSB for fiscal 2006 and the unaudited financial statements in the Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

The Compensation Committee held no meetings during the fiscal 2007 but acted by unanimous consent on two occasions. The Nominating Committee held no meetings during fiscal 2007 because there were no Board vacancies to fill, because it received no recommendations from stockholders as to nominees for election as directors and because there was no stockholder meeting to be scheduled.

In connection with authorizing the call of this Annual Meeting, the Board adopted a policy that all directors, or nominees for election as directors whether or not they are then directors, should attend Annual Meetings of Stockholders if reasonably possible. There was no Annual Meeting of Stockholders held in 2007 and at the Annual Meeting held on December 12, 2006 eight of the nine directors attended such Meeting.

Nominating Committee

The Nominating Committee does not have a formal charter; however, the Board resolutions establishing such Committee granted authority to the Nominating Committee to act on certain matters as set forth in the third succeeding paragraph.

On April 3, 2008, the Nominating Committee formalized its previously announced policy with regard to the consideration of any director candidate recommended by one or more of the Company’s stockholders. Under such policy, the Nominating Committee will consider such a candidate if the stockholder or stockholders shall make his, her, its or their recommendation in writing addressed to the Chairman of the Nominating Committee (currently Stephen B. Siegel) at the Company’s address shown in the heading to this Proxy Statement. Because the Board intends to hold future Annual Meetings of Stockholders in the month of June, commencing in 2009, if the stockholder wishes a candidate to be considered for election at such an Annual Meeting, the Nominating Committee requests that any such recommendation be made before April 1st of the year so that adequate consideration can be given to such recommendation. Nominations for the Board to fill a vacancy other than at an Annual Meeting of Stockholders will be considered by the Nominating Committee at any time. Any recommendation for a nominee by a stockholder should give the business history and other biographical information as to the proposed nominee and the reasons for suggesting such person as a director of the Company. The Nominating Committee will then promptly review the recommendation and advise the stockholder of its conclusions and, if a rejection, the reasons therefor. Minimum qualifications for consideration include that the candidate is independent within the definition used by Nasdaq, not only for service as a director, but also for possible service on one of the three standing committees of the Board, i.e., the Audit Committee, the Compensation Committee and the Nominating Committee, and that he or she is not engaged in any business or owns securities in any entity that would create a conflict with the Company and its subsidiaries. It is the Nominating

Committee’s current intention, consistent with the Board’s policy, that at least a majority of the directors qualify as independent within the Nasdaq definition and also that the person then serving as the Chief Executive Officer of the Company serve as a director.

As of the date of this Proxy Statement, the Nominating Committee has received no recommendation from any stockholder as to a nominee for election as a director of the Company, whether at this Meeting or otherwise. In addition, all the current directors were first elected as a result of one of the following reasons: (1) he was a co-founder of the Company (i.e., Ronald J. Ricciardi), (2) it was a condition of an acquisition by the Company (i.e., John H. Dow), or (3) he was recommended for election by a then non-management director (i.e., the remaining seven directors). Accordingly, there has been no need for the Nominating Committee (which was first authorized as a standing committee in December 2005) to create a process for identifying and evaluating nominees for election as directors, including nominees recommended by a security holder of the Company (as to which there have been none as indicated above). Because of the Nominating Committee’s recommendation, and the Board’s decision, that the number of directors remain nine and that the nine incumbents be nominated for re-election at this Meeting, there was no need to develop a process to identify and evaluate new nominees in connection with this Meeting. The Nominating Committee has, however, agreed that, should a vacancy develop on the Board in the future, whether because the Board elects to increase the number of directors or otherwise, there will be no difference in the manner in which the Nominating Committee will evaluate a nominee for election as a director based on whether the nominee is recommended by a holder of the Common Stock or other then outstanding security of the Company.

In addition to its authority to recommend nominees for election or re-election as directors of the Company, the Board, in its resolutions creating the Nominating Committee as a standing committee of the Board, gave the Nominating Committee authority to make recommendations to the Board as to the following subjects: (1) the criteria regarding the composition of the Board committees, such as size, employee and non-employee director membership thereon and the periodic rotation of committee assignments; (2) the criteria relating to tenure as a director, such as retirement age limitations on the number of times a director may stand for re-election and the continuation of directors in an honorary or similar capacity; (3) the criteria for retention of directors unrelated to age or tenure, such as attendance at Board and Board committee meetings, health or the assumption of responsibilities which are incompatible with effective Board membership; (4) the specific amounts of directors’ retainers and meeting fees; (5) the removal of a director under unusual circumstances; (6) the selection of committee chairpersons, and the actual assignments of individual directors (by name) to various Board committees; (7) the types and functions of Board committees; and (8) the procedures, frequency and location of meetings of the Board.

Audit Committee

The Audit Committee has a written charter adopted by the Board of Directors on December 13, 2005. A copy of the Audit Committee Charter is available on the Company’s website, www.FFLT.com. In addition, a copy of the Charter will be made available upon request by any stockholder made to Ronald J. Ricciardi, the Vice Chairman of the Board of the Company, at the following Company address: 100 Hangar Road, Wilkes-Barre/Scranton International Airport, Avoca, PA 18641, or telephone: (570) 457-3400. The Board also adopted a Code of Ethics for the Company and its subsidiaries on May 19, 2006 and a Policy and Procedure Governing Related Party Transactions on April 26, 2007, which policy delegates certain functions to the Audit Committee and the Compensation Committee. A stockholder may receive, upon a written request to Mr. Ricciardi as described above, a copy of the Code of Ethics and the Related Party Policy and Procedure.

The Audit Committee has submitted the following report dated April 3, 2008 to the other members of the Board of Directors:

‘‘Having orally reported to the other members of the Board of Directors of FirstFlight, Inc. (the ‘‘Company’’) the matters hereinafter mentioned in this Report prior to the filing of the Company’s Annual Report on Form 10-K on March 31, 2008, the Audit Committee now confirms in writing these matters:

(1)    The Audit Committee had reviewed and discussed with management the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2007 (‘‘fiscal 2007’’).

(2)    The Audit Committee had discussed with Marcum & Kliegman LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)    The Audit Committee had received the written disclosures and the letter from Marcum & Kliegman LLP required by Independence Standard Board Standard No. 1, Independence Discussion with Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and had discussed with Marcum & Kliegman LLP such firm’s independence.

(4)    Based on the review and discussions referred to in paragraphs (1) through (3), the Audit Committee had recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2007 be included in the Company’s Report on Form 10-K for fiscal 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted,

William R. Colaianni, Chairman Donald Hecht, Member Thomas Iovino, Member’’

Compensation Committee

The Compensation Committee does not have a Charter. In the resolutions creating the Compensation Committee as a standing committee of the Board, the Board delegated the following authority to the Compensation Committee: (1) review and, where appropriate, formulate or recommend changes to the Company’s stock benefit and executive, managerial or employee compensatory and benefit plans or programs, provided that the authority to adopt or change any compensatory or benefit plan or program shall rest with the Board of Directors of the Company (unless specifically delegated to the Compensation Committee); (2) administer, and act as the designated committee under, any stock option, restricted stock, stock purchase or similar plan of the Company; and (3) approve the base salary, bonus or other compensation arrangements of existing or prospective officers of the Company or any subsidiary thereof.

Because of the small size of the Company and the limited number of executive officers, the Compensation Committee has to date relied on the recommendations of the Chief Executive Officer (currently John H. Dow and, on or prior to December 12, 2006, Ronald J. Ricciardi) and the Vice Chairman of the Board (since December 12, 2006, Mr. Ricciardi) in determining the amount and form of executive and director compensation. The Compensation Committee has not used compensation consultants in determining or recommending the amount or form of executive and director compensation. Now that the Company is growing and operating at a profit, the Compensation Committee intends during the balance of 2008, working with the aforementioned two executive officers and corporate counsel to the Company, to review and, if deemed appropriate, develop new processes and procedures for the consideration and determination of executive and director compensation.

Communications with Stockholders

The Board has been exploring with management and, effective January 1, 2008, with an investment relations firm means of improving the Company’s lines of communications with its stockholders. As a part of that process, the Company has expanded the information relating to the Company available on its website, www.FFLT.com, including copies of the periodic reports which the Company files pursuant to the Exchange Act. In addition, the Board of Directors has established the following process for a stockholder to communicate with directors or a director: Any letter which a stockholder wishes to send to the Board generally should be sent to the attention of the Chairman of the Board at the Company’s address shown in the heading to this Proxy Statement. Similarly, if a stockholder wishes to communicate with an individual director, the stockholder should address such letter to the director at the Company’s address. Any such letter will then be delivered to the respective addressee or addresses.

Certain Relationships and Related Transactions

The firm of Wachtel & Masyr, LLP furnishes legal services to the Company. William B. Wachtel, FirstFlight’s Chairman of the Board, is a managing partner of this firm. During fiscal 2007, the Company was billed for legal services of $165,156. At December 31, 2007, the Company has recorded in accounts payable an obligation for legal fees of $374,517 related to these legal services.

The charter division of the Company manages several aircraft owned by an entity in which Mr. Wachtel along with two other directors of the Company, Thomas Iovino and Stephen B. Siegel, are members. During fiscal 2007, the Company recorded direct revenue and expenses of $6,809,903 and $5,944,582, respectively, related to the Company’s management of these aircraft. At December 31, 2007 the Company had recorded in accounts receivable a balance of approximately $172,621 owed from this entity.

On April 26, 2007, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is John H. Dow, a director and the current President and Chief Executive Officer of the Company, and the other member is an employee of its charter segment. The terms of the lease provide for the payment of rent of $20,000 per month and a charge of $500 for each hour of aircraft use. The lease agreement, which is for a period of one year, further provides that this aircraft will be managed by the Company through its charter segment, and through which the Company will retain 90% of the associated charter revenue. The Company made use of this aircraft for certain business travel needs and paid these expenses to the lessor. During fiscal 2007, the Company recorded revenue of $391,976 and expenses of $493,228 in conjunction with the lease of this aircraft. This agreement replaced a prior arrangement which was terminated in February 2007.

Executive Officers

Current Executive Officers

The following table contains certain information relating to the executive officers of the Company as of the Record Date:

Name	Age	Position
John H. Dow	53	President and Chief Executive Officer of the Company
Ronald J. Ricciardi	46	Vice Chairman of the Board
Keith P. Bleier	38	Senior Vice President and Chief Financial and Accounting Officer

Each executive officer is elected by the Board of Directors to serve at the discretion of the Board.

Business History of Executive Officers

For information as to the business histories of Messrs. Dow and Ricciardi, your attention is directed to the section ‘‘Business History of Nominees’’ under this caption ‘‘Proposal One: Election of Directors’’ earlier in this Proxy Statement.

Keith P. Bleier – Senior Vice President, Chief Financial and Chief Accounting Officer

Mr. Bleier was elected as a Senior Vice President of the Company, and designated as its Chief Financial Officer, effective September 15, 2006. Mr. Bleier was designated as Chief Accounting Officer on December 12, 2006.

Prior to his engagement by the Company and commencing in September 2002, Mr. Bleier, who is a certified public accountant, served as a Principal of the Business Advisory Group of Bonadio & Co. LLP, a certified public accounting firm. While serving in such capacity, among his duties was as the engagement manager in that firm’s representation of Airborne, which became a subsidiary of the Company on September 23, 2005. From September 1998 to September 2002, he served as the principal accounting and financial officer of Montana Mills Bread Co., Inc. and its subsidiaries, which company’s common stock was listed on the AMEX prior to its purchase by Krispy Kreme Donut Corp. and which was a specialty retail and wholesale bakery manufacturer.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth the annual and long-term compensation for services in all capacities for fiscal 2007. The following table sets forth the annual compensation paid by the Company for services performed on the Company’s behalf for the fiscal 2007 and fiscal 2006 with respect to any person who served as Chief Executive Officer of the Company during fiscal 2007 and the two other most highly compensated executive officers serving at December 31, 2007 whose total compensation exceeded $100,000 in fiscal 2007. The three persons named in the table are the only persons who served as executive officers of the Company in fiscal 2007.

Summary Compensation Table

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John H. Dow, President	2007		150,000	100,000	99,900	12,000	361,900
and Chief Executive Officer(4)	2006		150,000	100,000	99,600	12,000	361,600
Ronald J. Ricciardi, Vice	2007		125,000	—	97,400	12,000	234,400
Chairman of the Board(4)	2006		175,000	—	124,400	12,000	311,400
Keith P. Bleier, Senior VP,	2007		188,100	—	82,500	21,031	291,631
CFO and CAO	2006	(5)	49,850	—	87,000	—	136,850

1.	Mr. Dow receives a base salary of $150,000 and a guaranteed bonus of $100,000; Mr. Ricciardi received base salaries of $125,000 and $175,000 in 2007 and 2006, respectively; Mr. Bleier receives a base salary of $185,000 with annual increases of 5% effective September 1st of each year.
2.	Mr. Dow received an option to purchase 250,000 shares on September 23, 2007 and 2006. Each option was vested immediately and is exercisable for five years from the date of grant. The 2007 and 2006 options were priced at $0.40 per share, the closing sales price of the Common Stock on September 22, 2007 and 2006. Mr. Ricciardi received an option to purchase 250,000 shares on April 1, 2007 and 2006. Each option was vested immediately and is exercisable for five years from the date of grant. The 2007 option was priced at $0.39 per share and the 2006 option was priced at $0.50 per share, the closing sales price of the Common Stock on April 1, 2007 and 2006, respectively. Mr. Bleier received an option to purchase 250,000 shares effective September 1, 2007 and 2006. Each option vests over one year and is exercisable for five years from the date of vesting. The 2007 option was priced at $0.33 per share, the closing sales price of the Common Stock on August 31, 2007. The 2006 option was priced at $0.60 per share, a negotiated price. All options were valued using the Black-Scholes model.
3.	Mr. Dow receives the use of an automobile and related expenses paid by the Company; Mr. Ricciardi receives an auto allowance of $1,000 per month and Mr. Bleier receives an auto allowance of $700 per month. In 2007, Mr. Bleier received reimbursement for certain expenses associated with his relocation.
4.	Mr. Dow was first designated as the Chief Executive Officer of the Company on December 12, 2006; prior thereto, Mr. Ricciardi served as the Chief Executive Officer of the Company.
5.	Mr. Bleier’s employment agreement became effective on September 1, 2006.

Outstanding Equity Awards At Fiscal Year End

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
John H. Dow	250,000			0.40	09/22/2011
	250,000			0.40	09/22/2012
Ronald J. Ricciardi	250,000			1.60	03/31/2010
	250,000			0.50	03/31/2011
	250,000			0.39	03/31/2012
Keith P. Bleier	250,000			0.60	09/01/2012
	250,000	250,000	250,000	0.33	09/01/2013

1.	As part of his employment agreement, Mr. Dow (a) received on September 23, 2005 an option for 250,000 shares at $0.33 per share, upon which he made a cashless exercise on January 11, 2006 and for which he received 85,000 shares; (b) received on September 23, 2006 an option for 250,000 shares at $0.40 per share, the closing sales price of the Common Stock on September 22, 2006, which is currently exercisable; and (c) received on September 23, 2007 an option for 250,000 shares at $0.40 per share, the closing sales price of the Common Stock on September 22, 2007, which is currently exercisable.
As part of his employment agreement, Mr. Ricciardi (a) received on April 1, 2005 an option for 250,000 shares at $1.60 per share, the closing sales price of the Common Stock on March 31, 2005, which is currently exercisable; (b) received on April 1, 2006 an option for 250,000 shares at $0.50 per share, the closing sales price of the Common Stock on March 31, 2006, which is currently exercisable; and (c) received as of April 1, 2007 an option for 250,000 shares at $0.39 per share, the closing sales price of the Common Stock on March 31, 2007, which is currently exercisable.
As part of his employment agreement, Mr. Bleier (a) received on September 1, 2006 an option for 250,000 shares at $0.60 per share, a negotiated price, which became exercisable on September 1, 2007; (b) received on September 1, 2007 an option for 250,000 shares priced at $0.33 per share, the closing sales price of the Common Stock on August 31, 2007, which shall become exercisable on September 1, 2008; and (c) will receive on September 1, 2008 an option for 250,000 shares priced at the closing sales price of the Common Stock as of August 31, 2008, which shall become exercisable on September 1, 2009.
Each set of options expires five years from its respective date of vesting. The Company has never re-priced any option (including those in the table) or otherwise modified any such option (such as by extension of exercise periods, the change of vesting or forfeiture conditions or the change or elimination of applicable performance criteria).

Director Compensation Table

Name	Fees Earned in Cash ($)(1)	Option Awards ($)(2)	Total ($)
William B. Wachtel	3,000	18,000	21,000
William R. Colaianni	3,000	18,000	21,000
Donald Hecht	3,000	18,000	21,000
Thomas Iovino	3,000	18,000	21,000
Jeffrey B. Mendell	3,000	18,000	21,000
Stephen B. Siegel	—	18,000	18,000
Alvin S. Trenk	3,000	18,000	21,000

1.	Directors who are not employees of the Company are entitled to a fee of $1,000 per board meeting and $750 and $500 per committee meeting for committee chairman and committee member, respectively. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors.
2.	Each non-employee director is eligible to be granted an annual option to purchase shares of the Common Stock. On April 19, 2007, the Compensation Committee granted each non-employee director an option for his service in 2006. On December 1, 2007, the Compensation Committee granted each non-employee director an option for his service in 2007. Each set of options was for 25,000 shares and was priced at $0.36 per share, which was the closing sales price of the Common Stock on April 18, 2007 and November 30, 2007, the day prior to the grant date. The options may be exercised until April 18, 2012 for the options issued on April 19, 2007 and November 30, 2012 for the options issued on December 1, 2007.

Employment Agreements

On September 1, 2006, the Company entered into an employment agreement effective as of September 15, 2006 with Keith P. Bleier (the ‘‘Bleier Employment Agreement’’). Pursuant to the Bleier Employment Agreement, Mr. Bleier serves the Company as a Senior Vice President and its Chief Financial Officer. The term of the Bleier Employment Agreement is for three years, which commenced on September 15, 2006, and thereafter automatically renews for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the start of any renewal period. Mr. Bleier’s base annual salary is $185,000 with annual increases of 5%. In addition, he may receive an annual performance bonus at the discretion of the Board of Directors. Mr. Bleier is to be granted an option each September 1 during the initial term to purchase 250,000 shares of the Common Stock, commencing September 15, 2006. The first option was granted effective September 1, 2006 and the second option was granted effective September 15, 2007.

On September 23, 2005, Airborne and the Company entered into an employment agreement dated as of September 23, 2005 (the ‘‘Dow Employment Agreement’’) with John H. Dow. Pursuant to the Dow Employment Agreement, Mr. Dow is employed in the office of Chief Executive of Airborne. The term of the agreement is for three years, which commenced September 23, 2005, and thereafter automatically renews for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the start of any renewal period. Mr. Dow receives an annual base salary of $150,000 and is guaranteed annually a bonus of $100,000 with the salary and bonus to be paid on a bi-weekly basis. In addition, he may receive an annual performance bonus based on the Board’s evaluation of Airborne’s performance and his performance. Mr. Dow was to be granted an option each September 23 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective September 23, 2005, the second option was granted effective September 23, 2006 and the third option was granted effective September 23, 2007. On December 12, 2006, Mr. Dow was elected as the President of the Company by the Board of Directors and designated as its Chief Executive Officer.

On March 31, 2005, the Board of Directors authorized execution of the First Amendment effective April 1, 2005 (the ‘‘First Amendment’’) to the employment agreement dated January 2, 2004 (the ‘‘Ricciardi Employment Agreement’) for Ronald J. Ricciardi, then the Company’s President and Chief Executive Officer. The First Amendment provided that Mr. Ricciardi’s employment under the Ricciardi Employment Agreement was effective April 1, 2005 and would continue for three years thereafter subject to automatic one-year renewals, unless terminated by either party upon 90 days’ notice prior to the start of any renewal period. The First Amendment increased his base salary to $175,000. Mr. Ricciardi was to be granted an option each April 1 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective April 1, 2005, the second option was granted effective April 1, 2006 and the third option was granted effective April 1, 2007. On December 12, 2006, the Board of Directors authorized execution of the Second Amendment effective as of that date reflecting that Mr. Ricciardi was elected as Vice Chairman of the Board by the Board of Directors and, effective January 1, 2007, Mr. Ricciardi’s base salary was adjusted to $125,000 and the initial term was extended to March 31, 2009.

In all the above-cited employment agreements (other than the agreements with Messrs. Dow and Bleier during the initial term), the Company or, in the case of Mr. Dow, Airborne, may terminate such agreement, upon ten days’ prior written notice, without cause. In such event, each officer is entitled to one-year’s base salary as severance, in addition to his incentive bonus on a pro rata basis and to participate in non-cash employee benefit plans for a period of six months. All agreements have change of control provisions which involve the occurrence of one of these events: the sale of all of substantially all of the employer’s assets, a merger or consolidation of the Company in which the then stockholders of the Company own less than 50% of the shares of stock of the surviving corporation, or the sale of two-thirds or more of the outstanding shares of the Company in one transaction. If the employee leaves within one year of the occurrence of the change of control event, then each employee has his unvested stock options vest and he is covered for six months under the employer’s non-cash employee benefit plans. In addition, each of Messrs. Dow and Bleier is entitled to one year’s base salary and his prior year incentive bonus as severance pay.

Additional Narrative Disclosure

The Company does not offer a defined retirement or pension plan. Airborne and another subsidiary both maintained 401k plans prior to their acquisition by the Company. Those plans have been merged into the Company’s 401k Plan, which covers all employees of the Company and its subsidiaries. The newly merged Plan contains an option for the Company to match each participant’s contribution. Any employer contribution vests over a five-year period on a 20% per year basis. During fiscal 2007 and fiscal 2006, the Company and its subsidiaries matched participant contributions at a rate of 50% of the first 6% of participant deferrals. Employer contributions to the plan totaled approximately $103,000 and $61,000 for fiscal 2007 and fiscal 2006, respectively.

Security Ownership of Certain Beneficial Owners
 and Management

The following table sets forth, as of the Record Date, certain information with respect to all stockholders known by the Company to be beneficial owners of more than 5% of its outstanding shares of the Common Stock, the Chief Executive Officer of the Company, all directors and all directors and executive officers of the Company as a group. The ownership information was furnished to the Company by the person or entity.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
John H. Dow(2)	4,518,534(3)	12.0%
c/o FirstFlight, Inc. 236 Sing Sing Road Horseheads, NY 14845
Ronald J. Ricciardi(4)	1,893,575(5)	5.1%
c/o FirstFlight, Inc. 236 Sing Sing Road Horseheads, NY 14845
Keith P. Bleier	250,000(6)	less than 1%
c/o FirstFlight, Inc. 236 Sing Sing Road Horseheads, NY 14845
William B. Wachtel(7)	6,980,243(8)	18.2%
c/o Wachtel & Masyr, LLP 110 East 59th Street New York, NY 10022
William R. Colaianni(9)	74,375(10)	less than 1%
c/o Holding Capital Group LLC 630 Third Avenue New York, NY 10017
Donald Hecht(9)	291,700(11)	less than 1%
c/o Hecht And Company, P.C. 111 West 40th Street 20th Floor New York, NY 10018
Thomas Iovino(9)	2,025,250(12)	5.4%
c/o Judlow Contracting, Inc. 26-15 Ulmer Street College Point, NY 11354
Jeffrey B. Mendell(9)	310,293(13)	less than 1%
c/o JBM Realty Capital Corp. 100 Putnam Green Greenwich, CT 06830
Stephen B. Siegel(9)	558,400(14)	1.5%
c/o CB Richard Ellis 200 Park Avenue New York, NY 10165
Alvin S. Trenk(9)	1,822,944(15)	4.9%
350 East 79th Street Apartment 38C New York, NY 10021

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
All directors and executive officers as a group (10 in number)	18,725,314	43.7%
Peter Nordin	1,957,359(16)	5.3%
Bakkerevej OA Snekkersten, Denmark
Martin Sands and Steven Sands	4,578,028(17)	12.4%
c/o Laidlaw & Company (UK) Ltd. 90 Park Avenue New York, NY 10016

(1)	The percentages computed in the table are based upon 36,582,987 shares of the Common Stock which were outstanding on the Record Date. Effect is given, pursuant to Rule 13-d(1)(i) under the Exchange Act, to shares of the Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of the Record Date.
(2)	John H. Dow is the President and Chief Executive Officer of the Company and a director of the Company.
(3)	Of the shares of the Common Stock reported in the table as being beneficially owned by Mr. Dow, (a) 1,166,667 shares are owned by his wife Daphne Dow; (b) they share beneficial ownership of (i) 1,000,200 shares and (ii) a warrant expiring August 31, 2011 to purchase 600,000 shares which is currently exercisable; (c) 250,000 shares are issuable upon the exercise by him of an option expiring September 22, 2011 which is currently exercisable; and (d) 250,000 shares are issuable upon the exercise by him of an option expiring September 22, 2012 which is currently exercisable.
(4)	Ronald J. Ricciardi is the Vice Chairman of the Board and a director of the Company. Prior to December 12, 2006, he was the President and Chief Executive Officer of the Company.
(5)	The shares of the Common Stock reported in the table include (a) 250,000 shares issuable upon the exercise of an option expiring March 31, 2010; (b) 250,000 shares issuable upon the exercise of an option expiring March 31, 2011; (c) 250,000 shares issuable upon the exercise of an option expiring March 21, 2012, and (d) 100,000 shares issuable upon the exercise of a warrant expiring August 31, 2011. Each of the three options and the warrant is currently exercisable.
(6)	The shares of the Common Stock reported in the table reflect 250,000 shares issuable upon the exercise of an option expiring on August 31, 2012 which is currently excisable
(7)	William B. Wachtel is the Chairman of the Board and a director of the Company.
(8)	The shares of the Common Stock reported in the table include (a) 208,336 shares issuable upon the exercise of a warrant expiring March 31, 2010; (b) 800,000 of the 1,200,000 shares subject to a warrant expiring September 22, 2010; (c) 750,000 shares issuable upon the exercise of a warrant expiring August 31, 2011; (d) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010; and (e) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012. All three warrants and the two options are currently exercisable. The shares of the Common Stock reported in the table do not reflect (x) 333,400 shares of the Common Stock and (y) 200,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 (which is currently exercisable) acquired by Wachtel & Masyr, LLP, corporate counsel to the Company, in the private placement which the Company closed on September 1, 2006. Mr. Wachtel is a managing partner of such firm, but does not have sole dispositive or voting power with respect to his firm’s securities.
(9)	He is a director of FBO Air.

(10)	The shares of the Common Stock reported in the table include (a) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.
(11)	The shares of the Common Stock reported in the table include (a) 100,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.
(12)	The shares of the Common Stock reported in the table include (a) 750,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.
(13)	The shares of the Common Stock reported in the table include (a) 50,000 shares issuable upon the exercise of a warrant expiring March 31, 2010 which is currently exercisable; (b) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010 which is currently exercisable; and (c) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.
(14)	The shares of the Common Stock reported in the table include (a) 200,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.
(15)	The shares of the Common Stock reported in the table include (a) 400,000 shares of the 1,200,000 shares subject to a warrant expiring September 22, 2010; (b) 25,000 shares issuable upon the exercise of an option expiring September 29, 2009; (c) 500,000 shares issuable upon the exercise of a warrant expiring August 31, 2011; (d) 25,000 shares issuable upon the exercise of an option expiring December 12, 2011; and (e) 25,000 shares issuable upon exercise of an option expiring April 18, 2012. Each of the warrants and the options is currently exercisable.
(16)	Peter Nordin beneficially owns (a) 556,877 shares of our common stock and (b) 150,000 shares issuable upon the exercise of a warrant expiring March 31, 2010. Peter Nordin APS owns (a) 983,815 shares of our common stock and (b) 266,667 shares issuable upon the exercise of a warrant expiring March 31, 2010. The warrants are currently exercisable. Peter Nordin may be deemed the beneficial owner of both the shares he owns personally and those of Peter Nordin APS because he has sole dispositive power and sole voting power with respect to the latter’s shares.
(17)	Each of Martin Sands and Steven Sands has dispositive power and voting power with respect to the shares of the Common Stock (including the shares issuable upon the exercises of warrants expiring March 31, 2010, which are currently exercisable) owned by Sands Brothers Venture Capital III LLC and three other Sands Brothers funds. No one of these funds individually owned as much as 5% of the outstanding shares of the Common Stock as of the Record Date. As a result of the Sands possessing such dispositive and voting powers, each may be deemed the beneficial owner with respect to the shares of the Common Stock held by each of these stockholders. However, each disclaims beneficial ownership of these shares.

The Company is not aware of any arrangements, including any pledge by any person of shares of the Common Stock, the operation of which may at a subsequent date result in a change in control of the Company. Nor is any director of the Company aware of any change in control which has occurred since the beginning of fiscal 2007.

PROPOSAL TWO:    AUTHORITY TO BOARD TO IMPLEMENT
A POSSIBLE REVERSE STOCK SPLIT

General

The Board of Directors has long recognized and disclosed that the obtaining of additional financing may be a prerequisite for the Company to effect further acquisitions in the aircraft services industry in which the Company’s subsidiaries operate. As a result of the Company receiving $5,025,000 in gross proceeds from a private placement which it closed on September 1, 2006, and the cash flow from operations in fiscal 2007, the Board does not believe that additional financing is currently required for other corporate purposes in the foreseeable future. However, the Company’s revenue may not continue to grow as quickly as management anticipates and additional financing for purposes other than acquisitions may be required.

Various investment banking personnel with whom management has consulted have advised the Company that, unless there is a higher market price for the Common Stock, they do not believe that additional financing will be consummated for the Company on the most favorable terms. Certain of these personnel have also noted that a reduction in the number of shares of the Common Stock that would be outstanding on a fully diluted basis (i.e., 50,335,108 shares as of the Record Date if all of the outstanding options and warrants were exercised) would make a financing more attractive to investment bankers. In addition, they have noted that a higher market price for the Common Stock would enable the Company to effect the financing in a manner less dilutive to the current stockholders. Certain of these investment banking personnel have suggested that the only method simultaneously to increase the market price of the Common Stock and to decrease the number of outstanding shares on a fully diluted basis is to implement a reverse stock split. As an example, if a one-for-five reverse stock split was implemented and the market price was $.40 per share, then, after such a split, a stockholder holding five shares of the Common Stock valued at $2.00 in the aggregate would now own one share at a market price of $2.00 per share, at least initially. In such event, the 50,335,108 shares would become 10,067,022 shares after a one-for-five reverse stock split, subject to the Company issuing a full share for any fractional share.

Investment banking personnel with whom the Company has consulted have advised the Company that a listing of the Common Stock on the AMEX or on Nasdaq would facilitate the Company’s ability to obtain financing on a more favorable basis, as well as being beneficial in other ways to existing stockholders. See the immediately following section ‘‘Reasons for the Reverse Stock Split’’ under this caption ‘‘Proposal Two: Authority to Board to Implement a Possible Reverse Stock Split.’’ Based on its analysis of the entry criteria for listing the Common Stock on the AMEX or for having the Common Stock listed on the Nasdaq Capital Market, the Board has concluded that a major stumbling block to any such listing on the AMEX or on the Nasdaq Capital Market is that the current bid price of the Common Stock is far less than $3.00 per share, i.e., the AMEX entry criteria, and $4.00 per share, i.e., the Nasdaq entry criteria. Depending on the size of the split and the success of the reverse stock split (see the second succeeding paragraph), a reverse stock split could, in the Board’s opinion, enable the Company to overcome this stumbling block based on the market price of the Common Stock.

The Board also recognizes that, at the Annual Meeting of Stockholders held on December 12, 2006, the stockholders gave authority to the Board to implement, at the directors’ discretion, a reverse stock split in an amount not to be less than one-for-three more than one-for-ten at any time on or prior to November 15, 2007. However, because market and other conditions, in the opinion of the Board, did not warrant implementation, no reverse stock split was implemented.

However, assuming that stockholders approve Proposal Three and the directors subsequently implement a reverse stock split, no assurance can be given that, after a reverse stock split is effected, the market price of the Common Stock will remain at the proportionately increased price with the proposed decrease in the outstanding number of shares of the Common Stock. If, for example, the Company were to effect a one-for-five reverse stock split of the Common Stock, there is no assurance that the new market price would remain at five times the prior market price and would not drop to the price level prior to the contemplated split, which is often what develops with respect to a reverse stock split in other public companies. Nor can there be any assurance as to precisely what effect the proposed reverse stock would have on the market price of the Common Stock. In addition, at the time that the Company makes its application to the AMEX or Nasdaq, the Company may not meet the other requirements for listing on the AMEX or on Nasdaq. Finally, even if the market price of the Common Stock retains the level of the reverse stock split and the Common Stock is listed on the AMEX or on Nasdaq, there can be no assurance that the Company will obtain financing on more favorable terms, if at all.

The Board also recognizes that the timing for affecting a reverse stock split is a key element in determining whether the desired goal of a higher market price for the Common Stock is likely to be achieved. The Board is cognizant of the fact that general market conditions not related to the Company or its securities and market and other conditions relating to the Company specifically can affect the result, especially because, although the Company is operating on a profitable basis, there still are certain risks or uncertainties as to its future. The Board has concluded that market and other conditions do not warrant implementing a reverse stock split at the current time. However, the directors would prefer to avoid the time delay and the expense of calling a Special Meeting of Stockholders at a later date when they deem the time appropriate for taking such action. Accordingly, instead of asking the stockholders to authorize a reverse stock split in a specified amount and for the Company to implement the change at the current time, the Board is seeking stockholder approval of a proposal to authorize a reverse stock split in an amount which the Board deems appropriate, if and when required. Such amount would not be less than one-for-three nor more than one-for-ten. In addition, the timing of its effectiveness would be at such time as the Board determines, but not later than June 15, 2009. If the reverse stock split is not affected by June 15, 2009, then the Board believes that the desirability of implementing a reverse stock split should be the subject of consideration at the Annual Meeting of Stockholders in 2009, if at all.

The reverse stock split, if authorized by the stockholders at the Meeting and if subsequently implemented by the Board, will be effected by the filing of an Amendment to Article Fourth of the Company’s Articles of Incorporation relating to capitalization. If, for example, a one-for-five reverse stock split was to be effected, the authorized shares of the Common Stock will be changed from 100,000,000 shares with a par value of $.001 per share to 20,000,000 shares with a par value of $.005 per share. The 36,582,987 shares outstanding on the Record Date in such example would become 7,316,598 shares, with any fractional share being increased to a full share. The 18,967,121 shares currently reserved would become 3,793,425 shares after a one-for-five reverse stock split, with any fractional share thereafter issued being increased to a full share. Your attention is directed to the section ‘‘Stock Certificates’’ later under this caption ‘‘Proposal Two: Authority to Board to Implement a Reverse Stock Split’’ in this Proxy Statement.

Reasons for Reverse Stock Split

As indicated above in the section ‘‘General’’ under this caption ‘‘Proposal Two: Authority to Board to Implement a Reverse Stock Split,’’ the Board of Directors believes that a successful reverse stock split may have the following benefits, among others, for the Company:

•	facilitate any necessary financing because a higher market price may be a prerequisite to doing financing on acceptable terms,

•	facilitate any necessary financing because a reduction in the number of outstanding shares of the Common Stock on a fully dilutive basis may be a prerequisite to doing a financing on acceptable terms,

•	a financing at a higher offering price because of a higher market price will be less dilutive to current stockholders and

•	a higher market price may enable the Company to qualify the Common Stock for listing on the AMEX or on the Capital Market of Nasdaq.

The Board believes that a higher market price for the Common Stock should result if the Company continues to operate on an ever increasing profitable basis, even without a reverse stock split and assuming that the current major decline in stock market prices generally does not materially worsen over a long period of time. Nevertheless, the Board does not believe that it is in the best interests of the Company to wait to see if and when such higher market price occurs. There can be no assurance that the Company will continue to operate on an ever increasing profitable basis or that the market price will rise as the Board anticipates, especially with the current limited trading market for the Common Stock, or, even if it does, whether the increase will occur within the time frame in which any financing should be consummated. In addition, without a reverse stock split, there will be no reduction in the number of shares of the Common Stock outstanding on a fully dilutive basis. Finally, although there can be no assurance that any of the results described in this paragraph will be achieved, the Board believes that a reverse stock split may be the best method during the next few months to attempt to realize these objectives.

Additionally, because the Common Stock is not on the AMEX or Nasdaq and because its bid price has been below $5.00 per share, the Common Stock has become subject to Rule 15g-9 promulgated under the Exchange Act. This Rule imposes additional sales practices requirements on a broker-dealer which sells Rule 15g-9 securities to persons other than the broker-dealer’s established customers and institutional accredited investors (as such term is defined in Rule 501(a) under the Securities Act. For transactions covered under Rule 15g-9, the broker-dealer must make a suitability determination of the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. In addition, broker-dealers, particularly if they are market makers in the Common Stock, have to comply with the disclosure requirements of Rule 15g-2, 15g-3, 15g-4, 15g-5 and 15g-6 under the Exchange Act unless the transaction is exempt under Rule 15g-1. Consequently, Rule 15g-9 and these other Rules may adversely affect the ability of broker-dealers to sell or to make markets in the Common Stock and, accordingly, make it more difficult for stockholders to sell their shares whenever they desire to take such action. If the Common Stock were listed on the AMEX or on Nasdaq, or if the bid price of the Common Stock were above $5.00 per share, these ‘‘penny stock’’ rules would not be applicable to the Company.

In addition, institutional investors which generally do not purchase stocks traded on the OTC Bulletin Board would more likely consider the Common Stock as a possible investment if it were traded on the AMEX or on Nasdaq. A listing of the Common Stock on the AMEX or on Nasdaq would also exempt that security from compliance with the ‘‘blue sky’’ laws of all 50 states and the District of Columbia and, accordingly, would reduce the Company’s expenses in any future public or private offering under the Securities Act.

In addition to the possibility of avoiding continuing application to the Common Stock of the Rules under the Exchange Act referred to in the second preceding paragraph, the Board believes that the reverse stock split may result in certain additional benefits to stockholders, such as:

•	creating the ability for them to execute purchase or sale orders with certain brokerage firms which restrict or discourage execution or orders for low-priced stocks,

•	the ability for them to purchase shares of the Common Stock on margin (assuming approval by the Federal Reserve Board) with those firms which do not allow margin purchases of very low-priced stocks and

•	the ability for them to have purchases or sales executed at a lower commission rate per dollar of investment.

However, as indicated above in the section ‘‘General’’ under this caption ‘‘Proposal Two: Authority to Board to Implement a Reverse Stock Split,’’ the Board cannot assure a stockholder as to what effect the proposed reverse stock split will have on the market price of the Common Stock. Accordingly, there can be no assurance that any or all of the objectives set forth in this subsection would be achieved.

Effect on Stockholders

Holders of the Common Stock have no preemptive, subscription or conversion rights and are entitled to dividends on a pro rata basis when and if declared by the Board of Directors. The proposed reverse stock split will not affect any of these rights. However, because of the management’s desire to use cash flow to grow the business, the likelihood of dividends being paid on the Common Stock in the foreseeable future is extremely remote.

Each holder of the Common Stock has one vote per share on all matters submitted to stockholders for a vote. A reverse stock split will not affect such right.

Upon liquidation of the Company, each holder of the Common Stock is entitled to share ratably any assets available for distribution after payment of all debts and distribution in respect of any then outstanding shares of the Company’s Preferred Stock, $.001 par value (of which no shares are currently outstanding). The reverse stock split, if implemented, will not affect the liquidation rights of the holders of the Common Stock.

Accordingly, except for the increase in the par value of a share of the Common Stock and the concurrent decrease in the number of shares held by each holder of the Common Stock as a result of the reverse stock split, if implemented, the Board is of the opinion that the proposed Amendment to the Articles of Incorporation would create no material differences between the shares of the Common Stock prior to the Amendment and the shares of the Common Stock after the Amendment.

Stock Certificates

If the proposed Amendment to the Articles of Incorporation of the Company permitting the Board of Directors to effect a proposed reverse stock split is adopted by the stockholders at the Meeting and thereafter the Amendment is filed in the State of Nevada as required by the Nevada General Corporation Law to become effective, each stockholder must turn in his, her or its stock certificate to Continental Stock Transfer and Trust Company, the Transfer Agent for the Common Stock, for exchange for a new stock certificate evidencing the post-reverse-stock-split Common Stock and the new CUSIP number assigned to the Company. The Company will give notice to each stockholder, and will make a form available for such purpose, at the appropriate time. If, upon making the exchange for the new certificates evidencing the Common Stock, a fractional share would otherwise be issued, no fractional share will be issued and the stockholder making the exchange will receive instead a full share for the fractional share. Had the Board authorized cash payments in lieu of fractional shares if Proposal Two was approved at the Meeting, a stockholder would, if he, she or it dissented in the manner provided in Sections 92A.300 through 92A.500 of the Nevada Revised Statutes, have had the right to receive payment for his, her or its shares of the Common Stock.

Recommendation

FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL TWO TO AUTHORIZE A REVERSE STOCK SPLIT OF THE COMMON STOCK IN AN AMOUNT (NOT LESS THAN ONE-FOR-THREE NOR MORE THAN ONE-FOR-TEN) AND AT A TIME TO BE DETERMINED BY THE DIRECTORS (BUT NOT LATER THAN JUNE 15, 2009).

OTHER MATTERS COMING BEFORE THE MEETING

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the Meeting other than the two proposals set forth in the attached Notice of Annual Meeting. If any other matters properly come before the Meeting, it is intended that the holders of the management proxies will vote thereon in their discretion.

MISCELLANEOUS

The solicitation of proxies on the enclosed form of proxy is made by and on behalf of the Board of Directors of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone, by the executive officers or directors of the Company.

The last Annual Meeting of Stockholders was held on December 12, 2006 and no Annual Meeting was held in 2007. The Board intends that future Annual Meetings of Stockholders will be held in June, commencing in 2009, so stockholders can receive on a timely basis a copy of audited financial statements for the prior fiscal year in connection with such Meeting. The Company’s fiscal year ends December 31st of each year.

If you, as a stockholder, intend to submit a proposal for inclusion in the Company’s proxy statement for the Annual Meeting of Stockholders in 2009, you must send such proposal so as to be received by the Company no later than a reasonable time before the Company prints and mails its proxy material for such Annual Meeting. If you, as a stockholder, intend to submit a proposal for consideration at such Annual Meeting by means other than the inclusion of the proposal in the Company’s proxy statement for such Annual Meeting, you must notify the Company of such intention no later than a reasonable time before the Company prints and mails its proxy material for such Annual Meeting, or risk management exercising discretionary voting authority with respect to the management proxies to defeat such proposal when and if presented at the Annual Meeting.

The Company currently anticipates mailing the proxy material for the Annual Meeting of Stockholders in 2009 on or before May 25, 2009. Should such date change or the proposed date of the Annual Meeting change to a date more than 30 days from the date of this year’s meeting (i.e., June 19, 2008), the Company intends to include a notice to such effect in a Quarterly Report on Form 10-Q.

A representative of Marcum & Kliegman LLP will be present at the Meeting. The Company has been informed that the representative does not intend to make any statement to the stockholders at the Meeting, but will be available to respond to appropriate questions from stockholders.

The Company is enclosing with this Proxy Statement a ‘‘wrap-around’’ copy of the Company’s Annual Report on Form 10-K for fiscal 2007 (the ‘‘2007 Annual Report’’) containing audited financial statements. The audited financial statements, the management’s discussion and analysis of financial condition and results of operations and the section relating to quantitative disclosures about market risk included in the 2007 Annual Report are incorporated herein by this reference. The copy of the 2007 Annual Report being enclosed with this Proxy Statement does not contain any exhibits. If you desire a copy of any exhibit to the 2007 Annual Report, you may request any or all of the exhibits by making a written or oral request as set forth below. A reasonable fee for duplicating and mailing will be charged for a copy of any exhibit requested.

The unaudited financial statements and the related management’s discussion and analysis of financial condition and results of operation included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (the ‘‘Quarterly Report’’) are incorporated herein by this reference thereto A copy of the Quarterly Report is not enclosed with this Proxy Statement. However, the Company undertakes to provide, without charge, to each person to whom this Proxy Statement is delivered, upon the written or oral request of such person, a copy of the Quarterly Report by first class mail or other equally prompt means within one business day of receipt of such request. You may also review the Quarterly Report on the Company’s website, www.FFLT.com. The

Company recently began to include on that website all of its periodic reports filed with the Securities and Exchange Commission since 2002 and will post on the web site all future periodic reports as they are filed

You may make a written or oral request for a copy of the Quarterly Report or an exhibit to the 2007 Annual Report to Ronald J. Ricciardi, Vice Chairman of the Board of the Company, at the following address of the Company: 100 Hangar Road, Wilkes-Barre/Scranton International Airport, Avoca, PA 18641, or telephone number: (570) 457-3400.

By Order of the Board of Directors
Robert W. Berend Secretary

May 22, 2008

FIRSTFLIGHT, INC.

Notice of Annual Meeting
of Shareholders and
Proxy Statement dated
May 22, 2008

Annual Meeting Date:
June 19, 2008

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY FOR FIRSTFLIGHT, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 19, 2008	Please mark your votes like this	☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED AND THE PROXY IS SIGNED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTFLIGHT, INC.

				FOR	AGAINST	ABSTAIN
	FOR	WITHHOLD AUTHORITY	2. PROPOSAL TO AUTHORIZE A REVERSE STOCK SPLIT	☐	☐	☐
1. ELECTION OF DIRECTORS:	☐	☐	3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.
01 - WILLIAM R. COLAIANNI, 02 – JOHN H. DOW, 03 – DONALD HECHT, 04 – THOMAS IOVINO, 05 – JEFFREY B. MENDELL,	06 – RONALD J. RICCIARDI, 07 – STEPHEN B. SIEGEL, 08 – ALVIN S. TRENK, 09 – WILLIAM B. WACHTEL,
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)					YES	NO
			The undersigned shall attend the Annual Meeting in person		☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2008.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrators, trustees or guardians, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by individual person.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FIRSTFLIGHT, INC.

The undersigned appoints John H. Dow and Ronald J. Ricciardi, and each of them, as proxies each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of FirstFlight, Inc. held of record by the undersigned at the close of business on May 16, 2008 at the 2008 Annual Meeting of Stockholders of FirstFlight, Inc. to be held on June 19, 2008 or at any adjournments or postponements thereof.

(Continued, and to be marked, dated and signed, on the other side)